EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 26, 2008
PAYCHEX, INC. REPORTS RECORD FISCAL 2008 RESULTS
June 26, 2008
FISCAL 2008 HIGHLIGHTS
•	Diluted earnings per share increased 16% to $1.56 per share.

•	Net income increased 12% to $576 million.

•	Total revenue increased 10% to $2 billion.

•	Payroll service revenue increased 8% to $1.5 billion and Human Resource Services revenue increased 19% to $0.5 billion.

•	Service revenue increased 10% to $1.9 billion.

•	Operating income increased 18% to $828 million.

•	Cash flow from operations increased 15% to $725 million.

•	For the three months ended May 31, 2008, service revenue increased 8% and diluted earnings per share was $0.38 per share.
     ROCHESTER, NY, June 26, 2008 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced record net income of $576.1 million for the fiscal year ended May 31, 2008 (“fiscal 2008”), a 12% increase over net income of $515.4 million for the prior fiscal year. Diluted earnings per share was $1.56, an increase of 16% over $1.35 per share for the prior fiscal year. Total revenue was $2.1 billion, a 10% increase over $1.9 billion for the prior fiscal year.
     “Fiscal 2008 is our eighteenth consecutive year of record revenues, net income, and earnings per share,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “This year is a milestone for us as total revenue exceeded $2 billion for the first time. In addition, we have realized solid profits during a period of declining interest rates as the Federal Funds rate decreased 325 basis points since June 1, 2007. We are very proud of the efforts of all our employees in managing the business this past fiscal year.”
     Payroll service revenue increased 8% to $1.5 billion over the prior fiscal year from client base growth, higher check volume, price increases, and growth in the utilization of ancillary services. Our client base growth was 2% for fiscal 2008. As of May 31, 2008 and May 31, 2007, 93% of our clients utilized our payroll tax administration services, and nearly all of our new clients purchase these services. Employee payment services utilization was 73% as of May 31, 2008 compared to 71% as of May 31, 2007, with over 80% of our new clients selecting these services.
     Human Resource Services revenue increased 19% to $471.8 million for fiscal 2008. The growth was generated primarily from the following: retirement services client base increased 9% to 48,000 clients; comprehensive human resource outsourcing services client employees increased 18% to 439,000 client employees served; and workers’ compensation insurance client base increased 17% to 72,000 clients. The asset value of the retirement services client employees’ funds increased 11% to $9.7 billion. In addition, revenue from health and benefits services and BeneTrac contributed to the increase in Human Resource Services revenue in fiscal 2008.
     Total expenses increased 4% to $1.2 billion for fiscal 2008, as a result of increases in personnel and other costs related to selling and retaining clients, and promoting new services. Excluding a $38.0 million expense charge to increase the litigation reserve for the year ended May 31, 2007, expenses would have increased 8%.

     For fiscal 2008, our operating income was $828.3 million, an increase of 18% over the prior fiscal year. Operating income, net of certain items (see Note 1) increased 15% to $696.5 million for fiscal 2008 as compared to $605.4 million for the prior fiscal year. As a percent of service revenues, operating income, net of certain items, improved to 36% for fiscal 2008 from 35% for the prior fiscal year.

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2008	2007	% Change	2008	2007	% Change

Operating income	$197.8	$159.9	24%	$ 828.3	$701.5	18%
Excluding:
Interest on funds held for clients	(31.4)	(36.8)	(15%)	(131.8)	(134.1)	(2%)
Expense charge to increase the litigation reserve	—	25.0	(100%)	—	38.0	(100%)

Operating income, net of certain items	$166.4	$148.1	12%	$ 696.5	$605.4	15%

     For fiscal 2008, interest on funds held for clients decreased 2% to $131.8 million due primarily to lower average interest rates earned, partially offset by higher realized gains and higher average investment balances. Investment income decreased 36% to $26.5 million primarily due to lower average investment balances, resulting from the funding of the stock repurchase program commenced in August 2007.
     Average investment balances and interest rates are summarized below:

	For the three months ended		For the twelve months ended
	May 31,		May 31,
$ in millions	2008	2007	2008	2007

Average investment balances:
Funds held for clients	$3,729.4	$3,606.6	$3,408.9	$3,275.9
Corporate investments	$471.7	$1,228.9	$716.7	$1,109.5

Average interest rates earned:
Funds held for clients	3.1%	4.0%	3.7%	4.0%
Corporate investments	2.8%	3.8%	3.7%	3.7%

Net realized gains:
Funds held for clients	$2.6	$0.4	$6.4	$1.7
Corporate investments	$—	$0.2	$—	$0.4

     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $24.8 million as of May 31, 2008, compared with a net unrealized loss of $14.9 million as of May 31, 2007. During fiscal 2008, the investment portfolios ranged from a net unrealized loss of $24.3 million to a net unrealized gain of $48.7 million. The net unrealized gain of our investment portfolios was approximately $6.3 million as of June 23, 2008.
     We invest in highly liquid, investment-grade fixed income securities, primarily with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We have no exposure to any sub-prime mortgage securities, auction rate securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We do not utilize derivative financial instruments to manage interest rate risk.
     We exited the auction rate market in the early fall of 2007 and have never experienced a failed auction. Our variable rate demand notes (“VRDNs”) are rated A-1/P-1 and must have a liquidity facility issued by highly rated financial institutions. Our current exposure to VRDN bond insurers is limited to Financial Security Assurance.

FOURTH QUARTER FISCAL 2008 HIGHLIGHTS
     The weakening economy and declining interest rates negatively impacted our total revenues for the three months ended May 31, 2008 (the “fourth quarter”). However, continued leveraging of our expenses allowed us to achieve solid profit results during this period. Below is a summary of our fourth quarter financial results:
•	Net income of $135.5 million, or $0.38 diluted earnings per share.

•	Net income and diluted earnings per share increased 12% and 19%, respectively.

•	Operating income increased 24% to $197.8 million, and operating income, net of certain items, increased 12% to $166.4 million.

•	Total revenue increased 7% to $519.2 million.

•	Payroll service revenue increased 6% to $365.5 million.

•	Human Resource Services revenue increased 15% to $122.4 million.
OUTLOOK
     Our current outlook for the fiscal year ending May 31, 2009 (“fiscal 2009”) is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. We estimate the earnings effect of a 25-basis-point increase or decrease in the Federal Funds rate at the present time would be approximately $4.5 million, after taxes, for the next twelve-month period. Projected revenue and net income growth for fiscal 2009 are as follows:

Payroll service revenue	7%	—	8%
Human Resource Services revenue	19%	—	22%
Total service revenue	9%	—	11%
Interest on funds held for clients	(30%)	—	(25%)
Total revenue	7%	—	9%
Investment income, net	(60%)	—	(55%)
Net income	2%	—	4%
     Growth in operating income, net of certain items, is expected to approximate 13% for fiscal 2009. The effective income tax rate is expected to approximate 34% throughout fiscal 2009. The tax rate is higher than for fiscal 2008 due to anticipated lower levels of tax-exempt income from securities held in our investment portfolios.
     Interest on funds held for clients and investment income are expected to be impacted by interest rate volatility. Based upon current interest rate and economic conditions, we expect interest on funds held for clients and investment income, net, to decrease by the following amounts in the respective quarters of fiscal 2009:

Fiscal 2009	Interest on funds held for clients	Investment income, net

First quarter	(25%) — (30%)	(80%)
Second quarter	(25%) — (30%)	(65%)
Third quarter	(35%)	(20%)
Fourth quarter	(20%)	—

     Our stock repurchase program commenced in August 2007 and completed in December 2007 is expected to impact net income and diluted earnings per share growth for the first two quarters of fiscal 2009, with diluted earnings per share growing at a higher rate than net income. Fiscal 2009 diluted weighted-average shares outstanding are expected to be comparable to the diluted weighted-average shares outstanding for the fourth quarter of fiscal 2008.

Note 1: In addition to reporting operating income, a generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in the year ended May 31, 2007 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 27, 2008 at 11:00 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 572,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the SEC: general market and economic conditions including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the fair value and the credit rating of securities held by us; changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans; changes in workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release, to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2008	2007	% Change	2008	2007	% Change

Revenue:
Payroll service revenue	$365,455	$343,793	6%	$1,462,749	$1,356,646	8%
Human Resource Services revenue	122,382	106,718	15%	471,787	396,222	19%

Total service revenue	487,837	450,511	8%	1,934,536	1,752,868	10%
Interest on funds held for clients (1)	31,391	36,837	(15%)	131,787	134,096	(2%)

Total revenue	519,228	487,348	7%	2,066,323	1,886,964	10%

Expenses:
Operating expenses	167,973	157,982	6%	660,735	615,479	7%
Selling, general and administrative expenses	153,451	169,484	(9%)	577,321	569,937	1%

Total expenses	321,424	327,466	(2%)	1,238,056	1,185,416	4%

Operating income	197,804	159,882	24%	828,267	701,548	18%

Investment income, net (1)	3,211	11,870	(73%)	26,548	41,721	(36%)

Income before income taxes	201,015	171,752	17%	854,815	743,269	15%

Income taxes	65,531	50,652	29%	278,670	227,822	22%

Net income	$135,484	$121,100	12%	$576,145	$515,447	12%

Basic earnings per share	$0.38	$0.32	19%	$1.56	$1.35	16%

Diluted earnings per share	$0.38	$0.32	19%	$1.56	$1.35	16%

Weighted-average common shares outstanding	360,420	382,019		368,420	381,149

Weighted-average common shares outstanding, assuming dilution	361,053	383,568		369,528	382,802

Cash dividends per common share	$0.30	$0.21	43%	$1.20	$0.79	52%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-K and Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amount)

	May 31,	May 31,
	2008	2007
	(unaudited)	(audited)

ASSETS
Cash and cash equivalents	$164,237	$79,353
Corporate investments	228,727	511,772
Interest receivable	34,435	53,624
Accounts receivable, net of allowance for doubtful accounts	184,686	186,273
Deferred income taxes	7,274	23,840
Prepaid income taxes	11,236	8,845
Prepaid expenses and other current assets	27,231	24,515

Current assets before funds held for clients	657,826	888,222
Funds held for clients	3,808,085	3,973,097

Total current assets	4,465,911	4,861,319
Long-term corporate investments	41,798	633,086
Property and equipment, net of accumulated depreciation	275,297	256,087
Intangible assets, net of accumulated amortization	74,500	67,213
Goodwill	433,316	407,712
Deferred income taxes	13,818	15,209
Other long-term assets	5,151	5,893

Total assets	$5,309,791	$6,246,519

LIABILITIES
Accounts payable	$40,251	$46,961
Accrued compensation and related items	132,589	125,268
Deferred revenue	10,326	7,758
Litigation reserve	22,968	32,515
Other current liabilities	47,457	42,638

Current liabilities before client fund obligations	253,591	255,140
Client fund obligations	3,783,681	3,982,330

Total current liabilities	4,037,272	4,237,470
Accrued income taxes	17,728	—
Deferred income taxes	9,600	9,567
Other long-term liabilities	48,549	47,234

Total liabilities	4,113,149	4,294,271

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 360,500 shares as of May 31, 2008, and 382,151 shares as of May 31, 2007, respectively	3,605	3,822
Additional paid-in capital	431,639	362,982
Retained earnings (1)	745,351	1,595,105
Accumulated other comprehensive income/(loss)	16,047	(9,661)

Total stockholders’ equity	1,196,642	1,952,248

Total liabilities and stockholders’ equity	$5,309,791	$6,246,519

(1)	Effective June 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” Upon adoption, we recognized the cumulative effect of our uncertain tax positions of $8.4 million, with an offsetting decrease to opening retained earnings. Long-term liabilities on our Consolidated Balance Sheets include a reserve for uncertain tax positions as resolution of these matters is not expected within the next twelve months.